July 2009 Preliminary Terms No. 149 Registration Statement No. 333-156423 Dated July 14, 2009 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Buffered PLUS Based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer exposure to a wide variety of underlying assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value below a specified buffer amount, the investor is exposed to the negative performance of the underlying index, multiplied by the downside factor of 1.1111.  At maturity, if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus 200% of the appreciation of the assets, subject to the maximum payment at maturity. If the assets have depreciated in value and (i) the assets have not declined below the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the assets have declined below the buffer amount, investors will lose 1.1111% for every 1% decline below the specified buffer amount.  The Buffered PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	December 30, 2009
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	July 14, 2009
Original issue date:	July 17, 2009 (3 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity per Buffered PLUS:	▪	If the final index value is greater than the initial index value: $1,000 + leveraged upside payment, subject to the maximum payment at maturity
	▪	If the final index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial index value: $1,000
	▪	If the final index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 10% from the initial index value:
$1,000 + [$1,000 x (index return + 10%) x downside factor]
This amount will be less than the stated principal amount of $1,000. There is no minimum payment on the notes.
Leveraged upside payment:	$1,000 x leverage factor x index return
Leverage factor:	200%
Buffer amount:	10%
Downside factor:	1.1111
Index return:	(final index value – initial index value) / initial index value
Maximum payment at maturity:	$1,092 per Buffered PLUS (109.20% of the stated principal amount)
Minimum payment at maturity:	None
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	December 22, 2009, subject to adjustment for non-index business days and certain market disruption events.
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482GJ7
ISIN:	US617482GJ76
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$1.00	$999.00
Total	$	$	$

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837

FWP:  MSPRB1208009

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of the S&P 500® Index due December 30, 2009 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

▪
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlying index

Maturity:	5 months (approximately)
Leverage factor:	200%
Maximum payment at maturity:	$1,092 per Buffered PLUS (109.20% of the stated principal amount)
Buffer amount:	10% of the initial index value
Downside factor:	1.1111
Principal protection:	None
Coupon:	None

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on July 13, 2009:

Bloomberg Ticker:	SPX
Current Index Level:	901.05
52 Weeks Ago:	1228.30
52 Week High (on 8/11/2008):	1305.32
52 Week Low (on 3/9/2009):	676.53

Underlying Index Historical Performance – Daily Closing Values January 1, 2004 to July 13, 2009

July 2009	Page 2

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

These Buffered PLUS offer 200% leveraged upside on the positive performance of the underlying index, subject to the maximum payment at maturity of $1,092 per Buffered PLUS, and provide a buffer against a decline of 10% in the underlying index.  You will lose 1.1111% of your investment for each 1% decline in the value of the underlying index below the 10% buffer amount.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Payment Scenario 1
The underlying index increases in value and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 200% of the index return, subject to the maximum payment at maturity of $1,092 per Buffered PLUS (109.20% of the stated principal amount).

Payment Scenario 2	The underlying index declines in value by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3
The underlying index declines in value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease below the buffer amount of 10% of the initial index value times 1.1111.  (Example: if the underlying index decreases in value by 20%, the Buffered PLUS will redeem for $888.89.)  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 9)

▪	The Buffered PLUS do not pay interest or guarantee the return of any of your principal.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The Buffered PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.

▪	Not equivalent to investing in the underlying index.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent, an affiliate of the issuer, may be adverse to the investors.

▪	Hedging and trading activity could potentially affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

July 2009	Page 3

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying index on the valuation date.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 14, 2009	July 17, 2009 (3 business days after the pricing date)	December 30, 2009, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$
Underlying index:	S&P 500® Index
Index publisher:	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor publisher thereof
Payment at maturity:	▪	If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment, subject to the maximum payment at maturity
	▪	If the final index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial index value: $1,000
	▪	If the final index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 10% from the initial index value:
$1,000 + [$1,000 x (index return + 10%) x downside factor]
This amount will be less than the stated principal amount of $1,000. There is no minimum payment on the notes.
Leveraged upside payment:	$1,000 x leverage factor x index return
Leverage factor:	200%
Buffer amount:	10%
Downside factor:	1.1111
Index return:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date as published under Bloomberg ticker symbol “SPX” or any successor symbol
Valuation date:	December 22, 2009, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	$1,092 per Buffered PLUS (109.20% of the stated principal amount)
Minimum payment at maturity:	None
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

July 2009	Page 4

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482GJ7
ISIN:	US617482GJ76
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the stocks underlying the underlying index, in futures or options contracts on the underlying index, any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value and, therefore, could increase the value at which the underlying index must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

July 2009	Page 5

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Supplemental Information Regarding Plan of Distribution:
The agent may distribute the Buffered PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2009	Page 6

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10% of initial index value
Downside factor:	1.1111
Maximum payment at maturity:	$1,092 per Buffered PLUS
Minimum payment at maturity:	None

Buffered PLUS Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity of $1,092 per Buffered PLUS.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 104.6% of the initial index value.

▪
If the final index value is less than or equal to the initial index value but has declined by an amount less than or equal to the buffer amount of 10% from the initial index value, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

▪
If the final index value has declined by an amount greater than the buffer amount of 10% from the initial index value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount times the downside factor.

o
For example, if the underlying index depreciates 20%, investors will lose approximately 11.11% of their principal and receive only $888.89 per Buffered PLUS at maturity, or 88.89% of the stated principal amount.

July 2009	Page 7

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    leveraged upside payment

If the final index value is less than or equal to the initial index value, but has declined by an amount that is less than or equal to the buffer amount of 10% from the initial index value:

$1,000  stated principal amount

If the final index value is less than the initial index value and has declined by an amount greater than the buffer amount of 10% from the initial index value:

The payment at maturity will be less than the $1,000 stated principal amount in this situation and could be zero.

July 2009	Page 8

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

▪
Buffered PLUS do not pay interest or guarantee the return of any of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the final index value has declined by an amount greater than the buffer amount of 10% from the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying index below 90% of the initial index value times 1.1111.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,092 (or 109.20% of the stated principal amount).  Although the leverage factor provides 200% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 109.20% of the stated principal amount for the Buffered PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds 104.6% of the initial index value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the Buffered PLUS.

▪
Not equivalent to investing in the S&P 500® Index.  Investing in the Buffered PLUS is not equivalent to investing in the S&P 500® Index or any of the component stocks of the S&P 500® Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the S&P 500® Index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.  The publisher of the underlying index can add, delete or substitute the stocks underlying the underlying index, and can make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the Buffered PLUS.  In addition, the index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities underlying the underlying index at the time of

July 2009	Page 9

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, if the Buffered PLUS were characterized as a short-term debt obligation, certain U.S. Holders might be required to accrue ordinary income over the term of the Buffered PLUS before maturity, and all or a portion of the gain recognized by a U.S. Holder upon sale, exchange or settlement would be characterized as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S.

July 2009	Page 10

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

July 2009	Page 11

Buffered PLUS based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard &Poor’s®,” “S&P®,” “S&P 500®” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, for the underlying index for each quarter in the period from January 1, 2004 through July 13, 2009.  The closing value of the underlying index on July 13, 2009 was 901.05.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the final index value on the valuation date.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter (through July 13, 2009)	923.33	879.13	901.05

July 2009	Page 12